Exhibit 4.6

FIRST AMENDMENT TO WARRANT AGREEMENT

This FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is dated and effective as of June 30, 2011 by and between BrightSource Energy, Inc., a Delaware corporation (the “Company”), and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Warrantholder”).

RECITALS

WHEREAS, in connection with that certain Loan and Security Agreement dated as of December 28, 2010 (as amended, the “Loan Agreement”), by and between the Company and Warrantholder, the Company and Warrantholder entered into that certain Warrant Agreement dated December 28, 2010 (the “Warrant Agreement”), pursuant to which the Company granted to Warrantholder the right to subscribe to and purchase certain shares of the Company’s Series D Preferred Stock under the terms and subject to the conditions set forth therein (the “Warrant Shares”);

WHEREAS, under Section 1 of the Warrant Agreement, the quotient determining the number of Warrant Shares available to Warrantholder is set to increase if the Company has not paid the outstanding Secured Obligations (as defined in the Loan Agreement) in full by June 30, 2011 (the “Warrant Increase”);

WHEREAS, the Company and Warrantholder are currently in the process of negotiating a term sheet (the “Term Sheet”) for a $35 million non-formula revolving credit facility, which credit facility would refinance the obligations evidenced by the Loan Agreement (the “New Transaction”); and

WHEREAS, in connection with such potential New Transaction, Warrantholder is willing to modify the terms of the Warrant Increase upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Warrantholder agree as follows:

I.	AMENDMENT TO WARRANT AGREEMENT

The first paragraph of Section 1 of the Warrant Agreement is hereby amended and restated to read in its entirety as follows:

“For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, a number of fully paid and non-assessable shares of the Preferred Stock (as defined below) equal to the quotient derived by dividing (i) $875,000 by the Exercise Price or (ii) if (a) the New Term Sheet is not

executed by both parties thereto before July 7, 2011 and the Company does not repay the outstanding Secured Obligations within five (5) Business Days thereof, or (b) if the Company decides not to complete the New Transaction, and the Company has not paid the outstanding Secured Obligations in full within five business days after deciding not to complete the New Transaction but in no event later than July 30, 2011, $1,750,000 by the Exercise Price. The Exercise Price, at Warrantholder’s option, is a price equal to either (a) $6.7246 per share if this Warrant is exercised for shares of Series D Preferred Stock or (b) the price per Share paid in the next institutional equity financing of the Company prior to an Initial Public Offering if this Warrant is exercised for shares of equity securities sold in such next institutional equity financing of the Company. The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:”

II.	MISCELLANEOUS

(a)     Entire Agreement. The terms and conditions of this Amendment shall be incorporated by reference in the Warrant Agreement as though set forth in full in the Warrant Agreement. In the event of any inconsistency between the provisions of this Amendment and any other provision of the Warrant Agreement, the terms and provisions of this Amendment shall govern and control. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Warrant Agreement shall remain in full force and effect to the extent in effect on the date of this Amendment. The Warrant Agreement, as modified by this Amendment, constitutes the complete agreement among the parties and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter the Warrant Agreement.

(b)     Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment, and are not to be taken into consideration in interpreting this Amendment.

(c)     Recitals. The recitals set forth at the beginning of this Amendment are true and correct, and such recitals are incorporated into and are a part of this Amendment.

(d)     Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

(e)     Effect. Upon the effectiveness of this Amendment, from and after the date of this Amendment, each reference in the Warrant Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import shall mean and be a reference to the Warrant Agreement as amended by this Amendment.

(f)     No Novation. Except as expressly provided in Section I above, the execution, delivery, and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver of, or otherwise affect any right, power, or remedy of Warrantholder under the Warrant Agreement, (b) constitute a waiver of any provision in the Warrant Agreement, or (c) alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Warrant Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(g)     Counterparts. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the day and year first written above.

COMPANY:	BRIGHTSOURCE ENERGY, INC.

	By:	/s/ John F. Jenkins-Stark
	Name:	John F. Jenkins-Stark
	Title:	CFO

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ K. Nicholas Maritisch
	Name:	K. Nicholas Maritisch
	Title:	Associate General Counsel

[Signature Page to First Amendment to Warrant Agreement]